Exhibit 99

Dollar General Corporation Reports Fourth Quarter and Fiscal Year 2023 Results

Provides Financial Guidance for Fiscal 2024 First Quarter and Full Year

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)-- Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2023 fourth quarter (13 weeks) and fiscal year (52 weeks) ended February 2, 2024 (“fiscal 2023”).

Note: Dollar General's results for the fiscal full year and fourth quarter ended February 3, 2023 (“fiscal 2022”) contain an additional, non-comparable week, or the "53rd week”, when compared to the full year and fourth quarter results for the respective 52- and 13-week periods ended February 2, 2024. By definition, the Company's same-store sales growth calculations do not include the non-comparable 53rd week in the fiscal 2022 periods. Financial metrics discussed in this release, such as net sales, operating income, net income and earnings per share (“EPS”), are calculated in accordance with generally accepted accounting principles (“GAAP”) and therefore include the 53rd week for the applicable fiscal 2022 periods.

•	Fourth Quarter Net Sales Decreased 3.4% to $9.9 Billion; Fiscal Year Net Sales Increased 2.2% to $38.7 Billion
•	Fourth Quarter Same-Store Sales Increased 0.7%; Fiscal Year Same-Store Sales Increased 0.2%
•	Fourth Quarter Operating Profit Decreased 37.9% to $579.7 Million; Fiscal Year Operating Profit Decreased 26.5% to $2.4 Billion
•	Fourth Quarter Diluted EPS Decreased 38.2% to $1.83; Fiscal Year Diluted EPS Decreased 29.3% to $7.55
•	Annual Cash Flows From Operations Increased 20.5% to $2.4 Billion
•	Board of Directors Declares Quarterly Cash Dividend of $0.59 per share

“We were pleased to deliver fourth quarter top and bottom-line results at the upper end of our internal expectations,” said Todd Vasos, Dollar General’s chief executive officer. “With customer traffic growth and market share gains during the quarter, we believe our actions are resonating with customers as they turn to Dollar General for our unique combination of value and convenience.”

“We have made solid progress executing on our Back to Basics strategy, which we believe supported our improved operational performance during the quarter. While we are pleased with the operational improvement we have seen, we believe that significant opportunity remains, as we continue to focus on enhancing the way we support our teams and serve our customers.”

“I want to thank our associates for their resilience and commitment to serving our customers every day. Looking ahead, we are excited about our plans for 2024 and are confident that we are taking the right actions to further solidify our foundation for future growth and create sustainable long-term value for our shareholders.”

Fourth Quarter Fiscal 2023 Highlights

Net sales decreased 3.4% to $9.9 billion in the fourth quarter of fiscal 2023 compared to $10.2 billion in the fourth quarter of fiscal 2022, which included net sales for the 53rd week of $678.1 million. The net sales decrease was primarily driven by the period containing one less week of sales than the prior year period, as well as the impact of store closures; partially offset by positive sales contributions from new stores and growth in same-store sales. Same-store sales increased 0.7% compared to the fourth quarter of fiscal 2022, driven by an increase in customer traffic, partially offset by a decrease in average transaction amount. Same-store sales in the fourth quarter of fiscal 2023 included growth in the consumables category, partially offset by declines in each of the home products, seasonal, and apparel categories.

Gross profit as a percentage of net sales was 29.5% in the fourth quarter of fiscal 2023 compared to 30.9% in the fourth quarter of fiscal 2022, a decrease of 138 basis points. This gross profit rate decrease was primarily attributable to increased shrink and inventory markdowns, lower inventory markups, and a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories. These factors were partially offset by a lower LIFO provision and decreased transportation costs.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 23.6% in the fourth quarter of fiscal 2023 compared to 21.7% in the fourth quarter of fiscal 2022, an increase of 189 basis points. The primary expenses that were a greater percentage of net sales in the current year period were retail labor, store occupancy costs, depreciation and amortization, repairs and maintenance, and other services purchased, including debit and credit card transaction fees. These factors were partially offset by a decrease in incentive compensation.

Operating profit for the fourth quarter of fiscal 2023 decreased 37.9% to $579.7 million compared to $933.2 million in the fourth quarter of fiscal 2022.

Interest expense for the fourth quarter of fiscal 2023 increased 3.1% to $77.1 million compared to $74.8 million in the fourth quarter of fiscal 2022.

The effective income tax rate in the fourth quarter of fiscal 2023 was 20.0% compared to 23.2% in the fourth quarter of fiscal 2022. This lower effective income tax rate was primarily due to the effect of certain rate-impacting items (such as federal tax credits) on lower earnings before taxes, and a lower state effective rate resulting from increased recognition of state tax credits.

The Company reported net income of $401.8 million for the fourth quarter of fiscal 2023, a decrease of 39.0% compared to $659.1 million in the fourth quarter of fiscal 2022. Diluted EPS decreased 38.2% to $1.83 for the fourth quarter of fiscal 2023 compared to diluted EPS of $2.96 in the fourth quarter of fiscal 2022.

Fiscal Year 2023 Highlights

Fiscal 2023 net sales increased 2.2% to $38.7 billion compared to $37.8 billion in fiscal 2022, which included net sales for the 53rd week of $678.1 million. The net sales increase was primarily driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 0.2% compared to fiscal 2022, driven by an increase in customer traffic, partially offset by a decline in average transaction amount. Same-store sales increased in the consumables category, and declined in the home products, seasonal and apparel categories.

Gross profit as a percentage of net sales was 30.3% in fiscal 2023, compared to 31.2% in fiscal 2022, a decrease of 94 basis points. The gross profit rate decrease in 2023 was primarily driven by increased shrink and inventory markdowns, lower inventory markups, a greater proportion of sales coming from the lower margin consumables sales category, and increased damages. These factors were partially offset by a lower LIFO provision and decreased transportation costs.

SG&A as a percentage of net sales was 24.0% in fiscal 2023 compared to 22.4% in fiscal 2022, an increase of 153 basis points. The primary expenses that were a higher percentage of net sales in the current year were retail labor, store occupancy costs, depreciation and amortization, repairs and maintenance, and other services purchased, including debit and credit card transaction fees. These factors were partially offset by a decrease in incentive compensation.

Operating profit for fiscal 2023 decreased 26.5% to $2.4 billion compared to $3.3 billion in fiscal 2022.

Interest expense for fiscal 2023 increased 54.7% to $327 million compared to $211 million in fiscal 2022, primarily driven by higher average borrowings and higher interest rates.

The effective income tax rate in fiscal 2023 was 21.6% compared to 22.5% in fiscal 2022. This lower effective income tax rate was primarily due to the effect of certain rate-impacting items (such as federal tax credits) on lower earnings before taxes, and a lower state effective rate resulting from increased recognition of state tax credits compared to fiscal 2022.

The Company reported net income of $1.7 billion for fiscal 2023, a decrease of 31.2% compared to $2.4 billion in fiscal 2022. Diluted EPS decreased 29.3% to $7.55 for fiscal 2023 compared to diluted EPS of $10.68 in fiscal year 2022. The decrease in diluted EPS includes estimated negative impacts of approximately four percentage points due to lapping the fiscal 2022 53rd week, and approximately four percentage points due to higher interest expense in fiscal 2023.

Merchandise Inventories

As of February 2, 2024, total merchandise inventories, at cost, were $7.0 billion compared to $6.8 billion as of February 3, 2023, a decrease of 1.1% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in fiscal 2023 were $1.7 billion, including approximately: $683 million for improvements, upgrades, remodels and relocations of existing stores; $542 million for distribution and transportation-related projects; $390 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $67 million for information systems upgrades and technology-related projects. During fiscal year 2023, the Company opened 987 new stores, remodeled 2,007 stores, and relocated 129 stores.

Share Repurchases

In fiscal 2023, as planned, the Company did not repurchase any shares under its share repurchase program. The total remaining authorization for future repurchases was $1.4 billion at the end of fiscal 2023.

Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements, cash requirements, excess debt capacity, results of operations, financial condition and other factors. The authorization has no expiration date. See also “Fiscal Year 2024 Financial Guidance and Store Growth Outlook.”

Dividend

On March 13, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before April 23, 2024 to shareholders of record on April 9, 2024. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2024 Financial Guidance and Store Growth Outlook

For the 52-week fiscal year ending January 31, 2025 (“fiscal year 2024”), the Company expects the following:

•	Net sales growth in the range of approximately 6.0% to 6.7%
•	Same-store sales growth in the range of 2.0% to 2.7%
•	Diluted EPS in the range of approximately $6.80 to $7.55

o	The Company currently anticipates an estimated negative impact to EPS of approximately $0.50 due to higher incentive compensation expense

o	Diluted EPS guidance assumes an effective tax rate in the range of approximately 22.5% to 23.5%

•	Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.3 billion to $1.4 billion

The Company is also reiterating its plans to execute approximately 2,385 real estate projects in fiscal year 2024, including approximately 800 new store openings, 1,500 remodels, and 85 store relocations.

The Company’s guidance assumes no share repurchases in fiscal year 2024.

Fiscal Year 2024 First Quarter Financial Guidance

For the 13-week quarter ending May 3, 2024, the Company currently expects a same-store sales increase of 1.5% to 2.0%, and Diluted EPS in the range of $1.50 to $1.60.

“We are encouraged by the progress we are making with our efforts in getting Back to the Basics, and we anticipate the benefit of these actions will continue to grow as we move throughout fiscal year 2024,” said Kelly Dilts, Dollar General’s chief financial officer. “While we anticipate the first quarter will be pressured by our lowest expected same-store-sales increase of any quarter in fiscal 2024, as well as the annualization of prior year headwinds such as retail labor and shrink, we are focused on delivering our full year plans, including anticipated strong EPS growth in the back half of the year.”

Conference Call Information

The Company will hold a conference call on March 14, 2024 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Kelly Dilts, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13743905. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through April 11, 2024, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13743905.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotations of Mr. Vasos and Ms. Dilts, and in the sections entitled “Share Repurchases,” “Dividend,” “Fiscal Year 2024 Financial Guidance and Store Growth Outlook,” and “Fiscal Year 2024 First Quarter Financial Guidance.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “accelerate,” “predict,” “position,” “assume,” “opportunities,” “prospects,” “investments,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “longer term,” “near-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move into,” “moving forward,” “looking ahead,” “years ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s outlook, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions and estimates that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics (such as the COVID-19 pandemic); higher fuel, energy, healthcare, housing and product costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government assistance programs or subsidies such as unemployment and food/nutrition assistance programs, student loan repayment forgiveness and economic stimulus payments; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;

•	failure to achieve or sustain the Company’s strategies, initiatives and investments, including those relating to merchandising (including those related to non-consumable products), real estate and new store development, international expansion, store formats and concepts, digital, marketing, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, self-checkout, and DG Media Network;
•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
•	failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;
•	levels of inventory shrinkage and damages;
•	failure to successfully manage inventory balances and in-stock levels, as well as to predict customer trends;
•	failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East) that prevents the Company from operating all or a portion of its business;
•	damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing, implementing or integrating new technology;
•	a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory; increased fuel or transportation costs; issues related to supply chain disruptions or seasonal buying pattern disruptions; or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);
•	risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, political uncertainty involving China and disruptive political events such as the conflict between Russia and Ukraine and the conflict in the Middle East);
•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises (for example, the COVID-19 pandemic), political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East);
•	product liability, product recall or other product safety or labeling claims;
•	incurrence of material uninsured losses, excessive insurance costs or accident costs;
•	failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels, including the effects of potential regulatory changes related to the overtime exemption under the Fair Labor Standards Act if implemented) and other labor issues, including employee safety issues and employee expectations and productivity;
•	loss of key personnel or inability to hire additional qualified personnel, ability to successfully execute management transitions within the Company’s senior leadership; or inability to enforce non-compete agreements that we have in place with management personnel;
•	risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate at expected levels;
•	failure to protect the Company’s reputation;
•	seasonality of the Company’s business;

•	the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages, salary levels and benefits (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates and the effects of potential regulatory changes related to the overtime exemption under the Fair Labor Standards Act if implemented); health and safety; real property; public accommodations; imports and customs; transportation; intellectual property; bribery; climate change; and environmental compliance (including required public disclosures related thereto), as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate, and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;
•	new accounting guidance or changes in the interpretation or application of existing guidance;
•	deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company’s credit profile, compliance with covenants and restrictions under the Company’s debt agreements, and the amount of the Company’s available excess capital;
•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of February 2, 2024, the Company’s 19,986 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	February 2	February 3,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$537,283	$381,576
Merchandise inventories	6,994,266	6,760,733
Income taxes receivable	112,262	135,775
Prepaid expenses and other current assets	366,913	302,925
Total current assets	8,010,724	7,581,009
Net property and equipment	6,087,722	5,236,309
Operating lease assets	11,098,228	10,670,014
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,700
Other assets, net	60,628	57,746
Total assets	$30,795,591	$29,083,367

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$768,645	$-
Current portion of operating lease liabilities	1,387,083	1,288,939
Accounts payable	3,587,374	3,552,991
Accrued expenses and other	971,890	1,036,919
Income taxes payable	10,709	8,919
Total current liabilities	6,725,701	5,887,768
Long-term obligations	6,231,539	7,009,399
Long-term operating lease liabilities	9,703,499	9,362,761
Deferred income taxes	1,133,784	1,060,906
Other liabilities	251,949	220,761
Total liabilities	24,046,472	23,541,595

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	192,206	191,718
Additional paid-in capital	3,757,005	3,693,871
Retained earnings	2,799,415	1,656,140
Accumulated other comprehensive income (loss)	493	43
Total shareholders' equity	6,749,119	5,541,772
Total liabilities and shareholders' equity	$30,795,591	$29,083,367

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Quarter Ended
	(13 Weeks)		(14 Weeks)
	February 2	% of Net	February 3,	% of Net
	2024	Sales	2023	Sales
Net sales	$9,858,514	100.00%	$10,202,907	100.00%
Cost of goods sold	6,952,178	70.52	7,054,590	69.14
Gross profit	2,906,336	29.48	3,148,317	30.86
Selling, general and administrative expenses	2,326,682	23.60	2,215,143	21.71
Operating profit	579,654	5.88	933,174	9.15
Interest expense	77,117	0.78	74,818	0.73
Income before income taxes	502,537	5.10	858,356	8.41
Income tax expense	100,724	1.02	199,221	1.95
Net income	$401,813	4.08%	$659,135	6.46%

Earnings per share:
Basic	$1.83		$2.97
Diluted	$1.83		$2.96
Weighted average shares outstanding:
Basic	219,585		221,564
Diluted	219,893		222,702

	For the Year Ended
	(52 Weeks)		(53 Weeks)
	February 2	% of Net	February 3,	% of Net
	2024	Sales	2023	Sales
Net sales	$38,691,609	100.00%	$37,844,863	100.00%
Cost of goods sold	26,972,585	69.71	26,024,765	68.77
Gross profit	11,719,024	30.29	11,820,098	31.23
Selling, general and administrative expenses	9,272,724	23.97	8,491,796	22.44
Operating profit	2,446,300	6.32	3,328,302	8.79
Interest expense	326,781	0.84	211,273	0.56
Other (income) expense	-	0.00	415	0.00
Income before income taxes	2,119,519	5.48	3,116,614	8.24
Income tax expense	458,245	1.18	700,625	1.85
Net income	$1,661,274	4.29%	$2,415,989	6.38%

Earnings per share:
Basic	$7.57		$10.73
Diluted	$7.55		$10.68
Weighted average shares outstanding:
Basic	219,415		225,148
Diluted	219,938		226,297

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	(52 Weeks)	(53 Weeks)
	February 2	February 3,
	2024	2023
Cash flows from operating activities:
Net income	$1,661,274	$2,415,989
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	848,793	724,877
Deferred income taxes	72,847	235,299
Noncash share-based compensation	51,891	72,712
Other noncash (gains) and losses	88,982	530,530
Change in operating assets and liabilities:
Merchandise inventories	(299,066)	(1,665,352)
Prepaid expenses and other current assets	(63,576)	(65,102)
Accounts payable	36,940	(194,722)
Accrued expenses and other liabilities	(39,189)	(25,409)
Income taxes	25,303	(37,517)
Other	7,599	(6,750)
Net cash provided by (used in) operating activities	2,391,798	1,984,555

Cash flows from investing activities:
Purchases of property and equipment	(1,700,222)	(1,560,582)
Proceeds from sales of property and equipment	6,199	5,236
Net cash provided by (used in) investing activities	(1,694,023)	(1,555,346)

Cash flows from financing activities:
Issuance of long-term obligations	1,498,260	2,296,053
Repayments of long-term obligations	(19,723)	(911,330)
Net increase (decrease) in commercial paper outstanding	(1,501,900)	1,447,600
Borrowings under revolving credit facilities	500,000	-
Repayments of borrowings under revolving credit facilities	(500,000)	-
Costs associated with issuance of debt	(12,438)	(16,925)
Repurchases of common stock	-	(2,748,014)
Payments of cash dividends	(517,979)	(493,726)
Other equity and related transactions	11,712	33,880
Net cash provided by (used in) financing activities	(542,068)	(392,462)

Net increase (decrease) in cash and cash equivalents	155,707	36,747
Cash and cash equivalents, beginning of period	381,576	344,829
Cash and cash equivalents, end of period	$537,283	$381,576

Supplemental cash flow information:
Cash paid for:
Interest	$352,473	$195,312
Income taxes	$359,578	$500,814
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,804,934	$1,836,718
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$148,137	$150,694

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	(13 Weeks)	(14 Weeks)
	February 2	February 3,
	2024	2023	% Change
Consumables	$7,897,564	$8,054,072	-1.9%
Seasonal	1,104,316	1,191,702	-7.3%
Home products	581,501	658,398	-11.7%
Apparel	275,133	298,735	-7.9%
Net sales	$9,858,514	$10,202,907	-3.4%

	For the Year Ended
	(52 Weeks)	(53 Weeks)
	February 2	February 3,
	2024	2023	% Change
Consumables	$31,342,595	$30,155,218	3.9%
Seasonal	4,083,790	4,182,815	-2.4%
Home products	2,163,806	2,332,411	-7.2%
Apparel	1,101,418	1,174,419	-6.2%
Net sales	$38,691,609	$37,844,863	2.2%

Store Activity

	For the 52 Weeks Ended
	(52 Weeks)	(53 Weeks)
	February 2	February 3,
	2024	2023
Beginning store count	19,104	18,130
New store openings	987	1,039
Store closings	(105)	(65)
Net new stores	882	974
Ending store count	19,986	19,104
Total selling square footage (000's)	151,095	142,987
Growth rate (square footage)	5.7%	6.3%

Contacts

Investor Contact:

investorrelations@dollargeneral.com

Media Contact:

dgpr@dollargeneral.com

Source: Dollar General Corporation